Exhibit 99.1

For more information, contact:	For Investor Relations:
Laura E. Owen, COO	Elite Financial Communications Group, LLC
16801 West 116th Street	Dodi Handy, President and CEO
Lenexa, KS 66219 USA	Phone: (407) 585-1080
Phone: (913) 338-5550	ICOP@efcg.net
Fax: (913) 312-0264
Lowen@ICOP.com www.ICOP.com

ICOP ANNOUNCES 2006 SECOND QUARTER RESULTS

Achieves 317% and 562% Revenue Growth for Three and Six Months, Respectively

LENEXA, KS – (PR NEWSWIRE) – August 9, 2006 – ICOP Digital, Inc. (Nasdaq:ICOP; NYSE Arca:ICOP), a leading provider of digital in-car video systems for law enforcement, today announced its financial results for the three and six months ended June 30, 2006.

Financial highlights for the three months ended June 30, 2006 compared to the three months ended June 30, 2005:

•	Revenues rose 317% to $1,366,084 from $327,394.

•	Gross profit margins improved to 41% from 27%.

•	Net losses increased to $1,007,650, or $0.18 loss per basic and diluted share, from $700,456, or $0.42 loss per basic and diluted share.

Financial highlights for the six months ended June 30, 2006 compared to the six months ended June 30, 2005:

•	Revenues increased 562% to $2,167,759, up from $327,394.

•	Gross profit margins climbed to 41.7% from 27%.

•	Net losses were $1,809,184, or $0.32 loss per basic and diluted share, rising from $1,180,912, or $0.71 loss per basic and diluted share.

As of June 30, 2006, cash and accounts receivable totaled approximately $2.4 million; working capital was approximately $7.2 million and total shareholders’ equity was approximately $7.9 million.

“The second quarter results confirm that ICOP’s sales and marketing programs are achieving a strong and favorable response from the law enforcement marketplace, and we are gaining notable momentum,” stated Dave Owen, Chief Executive Officer of ICOP. “With fleet deployments of the ICOP Model 20/20 underway at police agencies in 43 states, and literally hundreds of agencies nationwide contemplating purchase, we believe we are well positioned to deliver an outstanding year, defined by rapid revenue growth and steady forward progression towards profitability.”

“During the second half of the year, we are focused on perpetuating our sales growth within the law enforcement industry, while implementing aggressive growth strategies to win market share of the military and homeland defense markets. The ICOP Model 20/20 is well suited to provide feature-rich and enhanced mobile surveillance functionality to our security forces, with applications in the United States and in military markets around the world. This not only represents a sizable growth opportunity for ICOP, but perhaps more importantly, it represents an opportunity for ICOP to play a vital role in helping to protect lives and critical assets,” concluded Owen.

ICOP Digital will host a teleconference this morning, beginning at 10:15 AM Eastern, and invites all interested parties to join management in a discussion regarding the Company’s financial results, corporate progression and other meaningful developments. The conference call can be accessed via telephone by dialing toll free 1-800-257-1927 or via the web at www.ICOP.com. For those unable to participate at that time, a replay of the web cast will be available for 90 days on www.ICOP.com.

About ICOP Digital, Inc.

ICOP Digital, Inc. is a Kansas-based company that delivers innovative, mission-critical security, surveillance, and communications solutions that provide timely and accurate information for the public and private sectors, and monitor and protect people, assets and profits. The ICOP Model 20/20 is the leading digital in-car video recorder system for use by law enforcement. ICOP Digital is currently marketing its solutions for application in law enforcement, homeland security and defense, mass transit and commercial surveillance. ICOP Digital, a GSA contractor, is dual listed on the NASDAQ market and the NYSE Arca, and the common stock and warrants trade under the ticker symbols “ICOP” and “ICOPW,” respectively. For more information, please visit www.ICOP.com, or to view a three-minute ICOP marketing presentation, please go to http://www.icopdigital.com/why_icop.html.

ICOP DIGITAL, INC.

Balance Sheet (Unaudited)

June 30, 2006
Assets
Current Assets
Cash	$1,530,411
Accounts receivable, net	888,529
Finished goods inventory, at cost	5,204,595
Prepaid expenses	85,044
Total current assets	7,708,579
Property and equipment, at cost, net of accumulated depreciation of $236,684	757,380
Other assets:
Deferred patent costs	61,480
Deposits	15,000
$8,542,439
Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$140,192
Accrued liabilities	269,681
Unearned revenue	109,880
Current maturities of long-term debt	41,087
Total current liabilities	560,840
Long-term debt, net of current maturities	100,814
Total liabilities	661,654
Shareholders’ equity:
Preferred stock, no par value; 5,000,000 shares authorized, no shares issued and outstanding	—
Common stock, no par value; 50,000,000 shares authorized, 5,900,980 shares issued and outstanding	19,860,937
Accumulated other comprehensive income, net of tax	—
Deficit accumulated	(11,980,152)
Total shareholders’ equity	7,880,785
$8,542,439

ICOP DIGITAL, INC.

Statement of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Sales, net of returns	$1,366,084	$327,394	$2,167,759	$327,394
Cost of sales	805,385	238,903	1,263,251	238,903
Gross profit	560,699	88,491	904,508	88,491
Operating expenses:
Selling, general and administrative	1,281,349	532,517	2,204,516	866,566
Research and development	315,043	144,502	564,930	261,728
Total operating expenses	1,596,392	677,019	2,796,446	1,128,294
Loss from operations	(1,035,693)	(588,528)	(1,864,938)	(1,039,803)
Other income (expenses):
Foreign currency translation	19,215	(56,306)	27,159	(56,306)
Interest income	17,169	—	43,150	—
Interest expense	(8,341)	(55,622)	(14,555)	(84,803)
Loss before income taxes	(1,007,650)	(700,456)	(1,809,184)	(1,180,912)
Income tax provision	—	—	—	—
Net loss	$(1,007,650)	$(700,456)	$(1,809,184)	$(1,180,912)
Basic and diluted loss per share	$(0.18)	$(0.42)	$(0.32)	$(0.71)
Basic and diluted weighted average common shares outstanding	5,754,313	1,668,862	5,619,264	1,667,444

Safe Harbor Statement

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in certain forms the company has filed with the Securities and Exchange Commission.